Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of AXA Premier VIP Trust of our report dated February 14, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of EQ Advisors Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

January 19, 2007